Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MICROVISION, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

MicroVision, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

1. That the Board of Directors duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (this “Amendment”) to (a) combine each fifteen (15) outstanding shares of the Corporation’s common stock, par value $.001 per share (the “Common Stock”), into one (1) validly issued, fully paid and non-assessable share of Common Stock and (b) reduce the total number of shares of common stock that the Corporation shall have the authority to issue to 175,000,000 shares, consisting of 150,000,000 shares of common stock, $.001 par value, and 25,000,000 shares of preferred stock, $.001 par value; and (ii) declaring this Amendment to be advisable, submitted to and considered by the stockholders of the Corporation entitled to vote thereon for approval by the affirmative vote of such stockholders in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Section 242 of the General Corporation Law and recommended for approval by the stockholders of the Corporation.

2. That, upon the effectiveness of the amendment, the Certificate of Incorporation is hereby amended such that the following paragraph shall be added after the first paragraph of Article IV of this corporation’s Certificate of Incorporation:

“As of 5:00 p.m. (eastern time) on August 1, 2026 (the “Effective Time”), each fifteen (15) shares of Common Stock issued and outstanding at such time shall be combined into one (1) share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $.001 per share. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to rounding up of their fractional share to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

3. That, upon the effectiveness of the amendment, the Certificate of Incorporation is hereby amended such that the first paragraph of Article IV of this corporation’s Certificate of Incorporation will read in its entirety as follows:

“The total number of shares of capital stock which this corporation shall have the authority to issue is one hundred seventy-five million (175,000,000) shares, consisting of (i) one hundred fifty million (150,000,000) shares of common stock, $.001 par value (“Common Stock”) and (ii) twenty-five million (25,000,000) shares of preferred stock, $.001 par value (“Preferred Stock”).”

4. That the foregoing amendments were approved by the holders of the requisite number of shares of this corporation in accordance with the Certificate of Amendment and Section 242 of the General Corporation Law.

5. That this Certificate of Amendment of Amended and Restated Certificate of Incorporation, which amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 22nd day of July, 2026.

By:	/s/ Drew G. Markham
Name:	Drew G. Markham
Title:	Secretary